Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan, as amended and restated, of our reports dated February 14, 2017, with respect to the consolidated financial statements and financial statement schedule of Brookdale Senior Living Inc., and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 15, 2017.
/s/ Ernst & Young LLP
Chicago, Illinois
9 November 2017